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                          July 21, 2022

       Tracy Daw
       Chief Legal Officer
       Funko, Inc.
       2802 Wetmore Avenue
       Everett, Washington 98201

                                                        Re: Funko, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 15, 2022
                                                            File No. 333-266173

       Dear Ms. Daw:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing